Exhibit 99.4

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

December 27, 2018

Board of Directors

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, PA 16056

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated November 8, 2018, to the Board of Directors of II-VI Incorporated (“II-VI”) as Annex B to, and to the reference thereto under the headings “SUMMARY – Opinion of II-VI’s Financial Advisor” and “THE MERGER – Opinion of II-VI’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving II-VI and Finisar Corporation (“Finisar”), which joint proxy statement/prospectus forms a part of II-VI’s Registration Statement on Form S-4 (the “Registration Statement”) to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036